Exhibit 10.4

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and between MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder” and, together with Acquiror and the Company, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), of, and has full voting power over, (a) the number of Company Common Shares and (b) the number of Company Preferred Shares (collectively, the “Shares”) set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into the Merger Agreement, Acquiror has required that certain Company Stockholders constituting the Company Requisite Stockholders, concurrently with the execution of the Merger Agreement, execute and deliver Support Agreements, and, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Acquiror desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, to vote its Shares in favor of the Merger (either at a duly called meeting of the Company or by a written consent action) and to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement; and

WHEREAS, Acquiror and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01.      Voting.

(a)            The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 4.01 (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any New Securities (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)            in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Preferred Conversion;

(ii)            in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)            against any proposal providing for an Acquisition Transaction (other than matters related to the Contemplated Interim Financing) or the adoption of an agreement to enter into an Acquisition Transaction;

(iv)            against any proposal for any amendment or modification of the Company’s organizational documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement (other than in connection with the Contemplated Interim Financing); and

(v)            against any action, transaction or agreement that would, or would reasonably be expected to, (A) result in a breach of any representation or warranty or covenant of the Stockholder under this Agreement or (B) prevent, delay or impair consummation of the Transactions in any material respect, except, for the avoidance of doubt, any Contemplated Interim Financing.

(b)            Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.

(c)            The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of Section 1.01(a).

Section 1.02.      Proxy.

(a)            The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing the Company and any designee of the Company, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing to be delivered in accordance with Section 7.07 of the Merger Agreement and with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) during the Applicable Period solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate upon the last day of the Applicable Period. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and, subject to its automatic termination at the end of the Applicable Period, shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Acquiror a proxy to the same effect as that described in this Section 1.02. Acquiror may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b)            Nothing contained in this Agreement, including Section 1.02(a), shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Subject Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Subject Shares, except as otherwise provided in Section 1.02(a).

Section 1.03.      No Transfers. During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or grant or purport to grant any proxy or power of attorney with respect thereto (except as otherwise expressly provided in Section 1.02), in each case that is inconsistent with this Agreement; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance (other than Permitted Encumbrances) or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein); (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares (other than Permitted Encumbrances, applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) if the stockholder is an entity, between the Stockholder and any Affiliate of the Stockholder, including any of its partners or members or (ii) if the Stockholder is an individual, (A) between the Stockholder and any of its immediately family members, (B) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; provided, further, that a Transfer referred to in subsections (i) or (ii) of the immediately preceding proviso shall be permitted only if, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of the Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.

Section 1.04.      Stop Transfer. The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05.      Waiver of Appraisal Rights. The Stockholder hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) that the Stockholder may have by virtue of ownership of the Subject Shares with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06.      Public Announcements; Filings; Disclosures.

(a)            The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.06(a), (i) if the Stockholder is a director or officer of the Company, in his, her or their capacity as a director or officer of the Company, he, she or they may make public statements in such capacity to the extent permitted under the Merger Agreement and (ii) if the Stockholder is an entity, the Stockholder may make announcements and provide information regarding this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby to its owners, Affiliates and its and their respective directors, officers, managers, advisors and investors without the consent of any party hereto.

(b)            The Stockholder hereby consents to and authorizes the Company and Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit B to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, the Stockholder shall notify Acquiror of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.07.      Release of Claims.

(a)            Subject to and contingent upon the Effective Time, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Acquiror, Merger Sub, the Company, the Surviving Company, each of their Subsidiaries and Affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and the Company Stockholders prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder expressly set forth in this Agreement, any Transaction Document to which such Stockholder is a party and the Merger Agreement, including the right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any claims that are not permitted to be released under applicable Law or applicable public policy and (c) any employment compensation, benefits matter or right to indemnification affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries (collectively, the “Retained Claims”).

(b)            The Stockholder acknowledges and agrees that it, he or she is familiar with Section 1542 of the Civil Code of California, as set forth below, and having so reviewed, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California, if and to the extent applicable, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts (other than the Retained Claims).

Section 1.08.      Non-Solicitation. The Stockholder acknowledges that the Stockholder has read Section 9.04(a) (‘Exclusivity’) of the Merger Agreement. During the Applicable Period, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 9.04(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 9.04(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 9.04(a) of the Merger Agreement.

Section 1.09.      No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.10.      New Securities. In the event that (a) any shares of Company Common Shares or Company Preferred Shares are issued to the Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Company Common Shares or Company Preferred Shares, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement (such shares of Company Common Shares or Company Preferred Shares described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Company Common Shares or Company Preferred Shares owned by the Stockholder as of the date hereof.

Section 1.11.      No Adverse Act. The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Acquiror (in Acquiror’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations contained under Section 1.01, (b) make any representation or warranty of the Stockholder herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with the Stockholder’s obligations contained under this Agreement.

Section 1.12.      No Litigation. The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, the Acquiror, the Acquiror’s Affiliates or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement (other than the Stockholder’s right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement (including, for the avoidance of doubt, pursuant to Section 1.07).

Section 1.13.      Termination of Investment Agreements. Stockholder hereby acknowledges and agrees that, with effect from the Effective Time, the following agreements shall automatically terminate without any action on the part of the parties thereto pursuant to their respective terms and will be of no further force or effect: (i) Series B-2 and B-3 Amended and Restated Investor Rights Agreement, dated October 5, 2022, by and between Company and the investors named therein, (ii) Series B-2 and B-3 Amended and Restated Right of First Refusal and Co-Sale Agreement, dated October 5, 2022, by and between Company and the investors named therein and (iii) Series B-2 and B-3 Amended and Restated Voting Agreement, dated October 5, 2022, by and between Company and the investors named therein (clause (i) through (iii) collectively, the “Investor Agreements”), in each case, other than the provisions of such Investor Agreements that are intended to survive its termination in accordance with its terms.

Section 1.14.      Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.      Organization; Authorization. In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02 and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized and validly existing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.02.      Governmental Filings; No Violations; Certain Contracts.

(a)            Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)            The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Stockholder, if applicable or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.      Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder in writing and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, in each case of clause (a) or (b) that challenges any part of this Agreement or the transactions contemplated hereby.

Section 2.04.      Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock or Company Preferred Stock held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances (other than Permitted Encumbrances) or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) may be included in the Company’s organizational documents, the financing agreements pursuant to any Contemplated Interim Financing, or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s organizational documents.

Section 2.05.      Reliance. The Stockholder understands and acknowledges that the Company, Acquiror and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06.      Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07.      Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.08.      No Other Representations or Warranties. Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person on behalf of the Stockholder makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Stockholder and the Company as follows:

Section 3.01.      Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.      Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.      No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Stockholder or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

Article 4

GENERAL PROVISIONS

Section 4.01.      Termination. This Agreement shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof and (c) the effective date of a written agreement duly executed and delivered by Acquiror and the Stockholder terminating this Agreement in accordance with Section 4.03; provided, however, that in the case of any termination pursuant to clauses (a) or (c) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.06 (‘Public Announcements; Filings; Disclosures’), Section 1.07 (‘Release of Claims’), Section 1.12 (‘No Litigation’) and Section 1.13 (‘Further Assurances’) and this Article 4 shall survive such termination.

Section 4.02.      Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.03.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

MedTech Acquisition Corporation

48 Maple Avenue

Greenwich, Connecticut 06830

Attn:      Christopher C. Dewey

Email:    ccdewey@gmail.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:      Kevin Shuler

Email:    kshuler@foley.com

If to the Company:

TriSalus Life Sciences, Inc.

6272 W. 91st Avenue

Westminster, CO 80031

Attn:	Sean Murphy

Email:    sean.murphy@trisaluslifesci.com

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn:      Rama Padmanabhan; Matt Browne

Email:    rama@cooley.com; mbrowne@cooley.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.04.      Miscellaneous. Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Corporation

By:
Name:
Title:

TriSalus Life Sciences, Inc.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse (if spousal approval is required)]	[Printed Name of Stockholder’s Spouse (if spousal approval is required)]

Address:

Email Address:

Number of Shares

Company Common Stock:	[●]

Company Preferred Shares:	[●]

[Signature Page to Stockholder Support Agreement]

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement dated as of November 11, 2022 (the “Support Agreement”) by and between Acquiror and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:
Email Address:
With copies to: